UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 15, 2013

QUICKSILVER RESOURCES INC.

(Exact name of registrant as specified in its charter)

Delaware	001-14837	75-2756163
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

801 Cherry Street

Suite 3700, Unit 19

Fort Worth, Texas 76102

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (817) 665-5000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 15, 2013, the Compensation Committee of Quicksilver Resources Inc. (the “Company”) approved the award of cash and equity retention bonuses to John C. Regan, Senior Vice President – Chief Financial Officer and Chief Accounting Officer, and Stan G. Page, Senior Vice President – U.S. Operations.

The cash retention awards are in the amounts of $247,500 and $244,125 for Messrs. Regan and Page, respectively, and will be payable in two equal installments on July 15, 2014 and 2015; provided that the recipient is an active, regular full time employee in good standing and remains in continuous employment of the Company or one of its subsidiaries, or any successor thereof, through the applicable payment date. In the event the employment of a recipient is terminated before a payment date due to (i) a termination through no fault of such recipient as a result of a reduction in force or (ii) an “involuntary termination” (as defined in the Company’s Amended and Restated Executive Change in Control Retention and Incentive Plan (the “Executive Plan”)), any unpaid installments will vest and be paid in connection with such termination, subject to the execution and non-revocation of a release agreement.

The equity retention awards are in the form of restricted stock and had grant date values of $247,500 (150,000 shares of Company common stock) and $244,125 (147,955 shares of Company common stock) for Messrs. Regan and Page, respectively, and will vest on July 15, 2016; provided that the recipient is an active, regular full time employee in good standing and remains in continuous employment of the Company or one of its subsidiaries, or any successor thereof, through the applicable vesting date. In the event the employment of a recipient is terminated before a vesting date due to (i) a termination through no fault of such recipient as a result of a reduction in force or (ii) an “involuntary termination” (as defined in the Executive Plan), any unvested installments will vest in connection with such termination, subject to the execution and non-revocation of a release agreement.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

QUICKSILVER RESOURCES INC.

By:	/s/ Glenn Darden
Glenn Darden President and Chief Executive Officer

Date: July 17, 2013